Exhibit 23.4
DeGolyer and MacNaughton
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244
July 15, 2011
Oasis Petroleum Inc.
1001 Fannin Street, Suite 1500
Houston, Texas 77002
Ladies and Gentlemen:
     We hereby consent to the references to DeGolyer and MacNaughton in the form and context in which they appear in this Registration Statement on Form S-3 of Oasis Petroleum Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in and incorporation by reference in such Registration Statement and prospectus of information contained in our reports setting forth the estimates of revenues from Oasis Petroleum Inc.’s oil and gas reserves as of December 31, 2010 and 2009.
     We further consent to the reference to this firm under heading “EXPERTS.”

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716